Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-108390, 333-98939, 333-86110, 333-47400, 333-61224 and 333-76622) pertaining to the DURECT Corporation 1998 Incentive Stock Plan, the DURECT Corporation 2000 Employee Stock Purchase Plan, the DURECT Corporation 2000 Stock Plan, the DURECT Corporation 2000 Directors’ Stock Option Plan, the Southern BioSystems, Inc. 1993 Stock Option Plan and the Southern Research Technologies, Inc. 1995 Nonqualified Stock Option Plan and in the Registration Statements (Form S-3 Nos. 333-108398 and 333-108396) of DURECT Corporation of our report dated January 30, 2004, with respect to the consolidated financial statements and schedule of DURECT Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 9, 2004